Exhibit 99.1

CrossAmerica Partners LP Reports First Quarter 2024 Results

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Reported First Quarter 2024 Net Loss of $17.5 million that includes a $15.9 million loss on lease terminations with Applegreen, Adjusted EBITDA of $23.6 million and Distributable Cash Flow of $11.7 million compared to a Net Loss of $1.0 million, Adjusted EBITDA of $31.7 million and Distributable Cash Flow of $19.1 million for the First Quarter 2023
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Reported First Quarter 2024 Gross Profit for the Wholesale Segment of $27.0 million compared to $31.2 million of Gross Profit for the First Quarter 2023 and First Quarter 2024 Gross Profit for the Retail Segment of $54.4 million compared to $50.8 million of Gross Profit for the First Quarter 2023
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Leverage, as defined in the CAPL Credit Facility, was 4.49 times as of March 31, 2024, compared to 4.21 times as of December 31, 2023
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The Distribution Coverage Ratio for the trailing twelve months ended March 31, 2024 was 1.37 times compared to 1.70 times for the comparable period of 2023
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Began conversions of Applegreen lessee dealer locations to company operated retail locations during First Quarter 2024, with all 59 locations converted to company operated locations early in the Second Quarter 2024
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The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the First Quarter 2024

Allentown, PA May 8, 2024 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the first quarter ended March 31, 2024.

“The first quarter was a difficult operating environment, with generally increasing fuel prices that resulted in lower margins along with industry wide lower overall demand for both fuel and merchandise. Our financial results for the quarter compared to the prior year reflect these challenges,” said Charles Nifong, President and CEO of CrossAmerica. “After the quarter end, we finished our conversion of the Applegreen lessee dealer locations to company operated retail locations, which we expect to be immediately accretive to our financial results. Despite a challenging quarter, our business fundamentals are strong and we are well positioned with both our operations and capital structure for continued success.”

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales) to a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues). Same store merchandise sales for the three months ended March 31, 2024 was adjusted to gross it up for the sales that would have been recorded had CrossAmerica not changed models.

First Quarter Results

Consolidated Results

Key Operating Metrics	Q1 2024	Q1 2023
Net Income	($17.5M)	($1.0M)
Operating Expenses	$52.0M	$45.6M
Adjusted EBITDA	$23.6M	$31.7M
Distributable Cash Flow	$11.7M	$19.1M
Distribution Coverage Ratio: Current Quarter	0.59x	0.96x
Distribution Coverage Ratio: Trailing 12 Months	1.37x	1.70x

CrossAmerica reported declines in Net Income, Adjusted EBITDA and Distributable Cash Flow for the first quarter 2024 compared to the first quarter 2023. This was primarily driven by an overall decline in motor fuel gross profit associated with the movements of crude oil prices within the two periods and an increase in operating expenses primarily related to the conversion of certain lessee dealer and commission agent sites to company operated sites. This was partially offset by an increase in merchandise gross profit of 18% for the first quarter 2024 when compared to the same period in 2023. The year-over-year decline in Distributable Cash Flow and Distribution Coverage was primarily driven by the decline in Adjusted EBITDA noted above.

Wholesale Segment

Key Operating Metrics	Q1 2024	Q1 2023
Wholesale segment gross profit	$27.0M	$31.2M
Wholesale motor fuel gallons distributed	184.0M	201.9M
Average wholesale gross profit per gallon	$0.079	$0.083

During the first quarter 2024, CrossAmerica’s wholesale segment gross profit decreased 14% compared to the first quarter 2023. This was driven by a decline in motor fuel and rent gross profit primarily due to the conversion of certain lessee dealer sites to company operated and commission agent sites and a net loss of independent dealer contracts. The motor fuel gross profit decline was driven by a 5% decrease in fuel margin per gallon and a 9% decline in wholesale volume distributed, with a substantial portion of the wholesale volume decline attributable to the conversion of wholesale locations to retail locations and the associated volume for these locations is now reflected in CrossAmerica’s retail segment.

Retail Segment

Key Operating Metrics	Q1 2024	Q1 2023
Retail segment gross profit	$54.4M	$50.8M

Retail segment motor fuel gallons distributed	121.7M	119.1M
Same store motor fuel gallons distributed	108.6M	112.3M
Retail segment motor fuel gross profit	$26.0M	$26.8M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.308	$0.318

Same store merchandise sales excluding cigarettes*	$42.3M	$41.3M
Merchandise gross profit*	$21.4M	$18.1M
Merchandise gross profit percentage*	28.1%	27.8%

Operating Expenses	$43.1M	$36.1M
Retail Sites (end of period)	546	462

*Includes only company operated retail sites

For the first quarter 2024, the retail segment generated a 7% increase in gross profit compared to the first quarter 2023. The increase for the first quarter 2024 was primarily due to higher merchandise gross profit, partially offset by a decline of 3% in motor fuel gross profit.

The retail segment sold 121.7 million of retail fuel gallons during the first quarter 2024, which was an increase of 2% when compared to the first quarter 2023. This volume increase was primarily driven by the conversion of lessee dealer sites to company operated and commission agent sites over the past year and during the quarter, offset by a decline in volume for the base business. Same store retail segment fuel volume for the first quarter 2024 declined 3% from 112.3 million gallons during the first quarter 2023 to 108.6 million gallons for the same period in 2024.

For the first quarter 2024, CrossAmerica’s merchandise gross profit and other revenue increased 21% when compared to the first quarter 2023. The first quarter increase was primarily driven by an increase in the average company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites. Same store merchandise sales excluding cigarettes increased 2% for the first quarter 2024 when compared to the first quarter 2023. Merchandise gross profit percentage increased from 27.8% for the first quarter 2023 to 28.1% for the first quarter 2024, primarily due to improved merchandise margins in the categories of packaged beverages and snacks.

For the first quarter 2024, operating expenses for the retail segment increased $7 million dollars or 20% primarily driven by a 22% increase in the average company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites.

Acquisition of Assets from Applegreen

On January 26, 2024, CrossAmerica entered into an agreement to acquire certain assets from Applegreen Midwest, LLC and Applegreen Florida, LLC. The assets were acquired via the termination of the Partnership’s existing lease agreements with the Applegreen entities at 59 locations, for total consideration of $16.9 million. The transaction closed on a rolling basis by site beginning during the first quarter of 2024 and ending in April 2024. The Partnership also acquired for cash the inventory at the locations. The terms of the Partnership’s leases with Applegreen Midwest, LLC and Applegreen Florida, LLC could have been extended to 2049 and 2048, respectively, including all renewal options. Of the 59 locations, 31 locations were converted during the first quarter of 2024 and the remaining locations converted in April 2024. This transaction resulted in the conversion of these lessee dealer sites to company operated sites.

Liquidity and Capital Resources

As of March 31, 2024, CrossAmerica had $798.3 million outstanding under its CAPL Credit Facility. As of May 3, 2024, after taking into consideration debt covenant restrictions, approximately $96.0 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 4.49 times as of March 31, 2024, compared to 4.21 times as of December 31, 2023. As of March 31, 2024, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On April 22, 2024, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the first quarter 2024. As previously announced, the distribution will be paid on May 10, 2024 to all unitholders of record as of May 3, 2024. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on May 9, 2024 at 9:00 a.m. Eastern Time to discuss the first quarter 2024 earnings results. The conference call numbers are 800-717-1738 or 646-307-1865 and the passcode for both is 253945. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$6,278	$4,990
Accounts receivable, net of allowances of $674 and $709, respectively	35,087	31,185
Accounts receivable from related parties	1,021	437
Inventory	58,037	52,344
Assets held for sale	4,641	400
Current portion of interest rate swap contracts	7,169	9,321
Other current assets	11,068	9,845
Total current assets	123,301	108,522
Property and equipment, net	692,728	705,217
Right-of-use assets, net	146,170	148,317
Intangible assets, net	90,422	95,261
Goodwill	99,409	99,409
Deferred tax assets	1,425	759
Interest rate swap contracts, less current portion	4,439	687
Other assets	21,579	23,510
Total assets	$1,179,473	$1,181,682

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,133	$3,083
Current portion of operating lease obligations	34,973	34,787
Accounts payable	71,490	68,986
Accounts payable to related parties	6,920	10,180
Accrued expenses and other current liabilities	24,570	23,674
Motor fuel and sales taxes payable	18,767	20,386
Total current liabilities	159,853	161,096
Debt and finance lease obligations, less current portion	795,755	753,880
Operating lease obligations, less current portion	116,351	118,723
Deferred tax liabilities, net	7,652	12,919
Asset retirement obligations	48,329	47,844
Interest rate swap contracts	1,139	3,535
Other long-term liabilities	52,212	52,934
Total liabilities	1,181,291	1,150,931

Commitments and contingencies (Note 11)

Preferred membership interests	28,401	27,744

Equity:
Common units— 38,027,194 and 37,983,154 units issued and outstanding at March 31, 2024 and December 31, 2023, respectively	(39,616)	(2,392)
Accumulated other comprehensive income	9,397	5,399
Total (deficit) equity	(30,219)	3,007
Total liabilities and equity	$1,179,473	$1,181,682

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended March 31,
	2024	2023
Operating revenues (a)	$941,548	$1,016,159
Costs of sales (b)	860,200	934,100
Gross profit	81,348	82,059

Operating expenses:
Operating expenses (c)	52,028	45,623
General and administrative expenses	6,838	5,739
Depreciation, amortization and accretion expense	18,721	19,820
Total operating expenses	77,587	71,182
Loss on dispositions and lease terminations, net	(16,806)	(1,767)
Operating (loss) income	(13,045)	9,110
Other income, net	249	261
Interest expense	(10,541)	(12,012)
Loss before income taxes	(23,337)	(2,641)
Income tax benefit	(5,797)	(1,662)
Net loss	(17,540)	(979)
Accretion of preferred membership interests	657	601
Net loss available to limited partners	$(18,197)	$(1,580)

Net loss per common unit
Basic	$(0.48)	$(0.04)
Diluted	$(0.48)	$(0.04)

Weighted-average common units:
Basic	37,994,285	37,940,332
Diluted	37,994,285	37,940,332

Supplemental information:
(a) includes excise taxes of:	$70,713	$69,884
(a) includes rent income of:	19,166	21,320
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,419	5,554
(c) includes rent expense of:	3,942	3,798

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(17,540)	$(979)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expense	18,721	19,820
Amortization of deferred financing costs	483	1,848
Credit loss expense	—	37
Deferred income tax benefit	(5,932)	(2,056)
Equity-based employee and director compensation expense	205	561
Loss on dispositions and lease terminations, net	16,806	1,767
Changes in operating assets and liabilities, net of acquisitions	(6,927)	(9,460)
Net cash provided by operating activities	5,816	11,538

Cash flows from investing activities:
Principal payments received on notes receivable	45	53
Proceeds from sale of assets	—	568
Capital expenditures	(6,105)	(6,001)
Lease termination payments to Applegreen, including inventory purchases	(19,904)	—
Net cash used in investing activities	(25,964)	(5,380)

Cash flows from financing activities:
Borrowings under revolving credit facilities	49,000	187,400
Repayments on revolving credit facilities	(6,740)	(15,537)
Repayments on the Term Loan Facility	—	(158,980)
Payments of finance lease obligations	(744)	(698)
Payments of deferred financing costs	(74)	(6,906)
Distributions paid on distribution equivalent rights	(65)	(56)
Distributions paid on common units	(19,941)	(19,918)
Net cash provided by (used in) financing activities	21,436	(14,695)
Net increase (decrease) in cash and cash equivalents	1,288	(8,537)

Cash and cash equivalents at beginning of period	4,990	16,054
Cash and cash equivalents at end of period	$6,278	$7,517

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended March 31,
	2024	2023
Gross profit:
Motor fuel gross profit	$14,603	$16,708
Rent gross profit	11,439	13,255
Other revenues	920	1,247
Total gross profit	26,962	31,210
Operating expenses	(8,897)	(9,541)
Operating income	$18,065	$21,669

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	624	643
Lessee dealers (c)	511	612
Total motor fuel distribution sites	1,135	1,255

Average motor fuel distribution sites	1,172	1,271

Volume of gallons distributed	184,025	201,861

Margin per gallon	$0.079	$0.083

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count was primarily attributable to the net loss of contracts, partially offset by divestitures of certain lessee dealer sites but with continued fuel supply.

(c) The decrease in the lessee dealer count was primarily attributable to the conversion of certain lessee dealer sites to company operated sites, including through the Applegreen Acquisition, and CrossAmerica's real estate rationalization effort.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites):

	Three Months Ended March 31,
	2024	2023
Gross profit:
Motor fuel	$26,036	$26,760
Merchandise	21,443	18,123
Rent	2,308	2,511
Other revenue	4,599	3,455
Total gross profit	54,386	50,849
Operating expenses	(43,131)	(36,082)
Operating income	$11,255	$14,767

Retail sites (end of period):
Company operated retail sites (a)	343	268
Commission agents (b)	203	194
Total system sites at the end of the period	546	462

Total retail segment statistics:
Volume of gallons sold	121,717	119,085
Same store total system gallons sold(c)	108,573	112,259
Average retail fuel sites	514	457
Margin per gallon, before deducting credit card fees and commissions	$0.308	$0.318

Company operated site statistics:
Average retail fuel sites	315	258
Same store fuel volume(c)	72,948	74,777
Margin per gallon, before deducting credit card fees	$0.327	$0.341
Same store merchandise sales(c)	$61,522	$61,268
Same store merchandise sales excluding cigarettes(c)	$42,267	$41,334
Merchandise gross profit percentage	28.1%	27.8%

Commission site statistics:
Average retail fuel sites	199	198
Margin per gallon, before deducting credit card fees and commissions	$0.267	$0.273

(a) The increase in the company operated site count was primarily attributable to the conversion of certain lessee dealer and commission agent sites to company operated sites.

(b) The increase in the commission agent site count was primarily attributable to the conversion of certain lessee dealer sites to commission agent sites, partially offset by the conversion of certain commission agent sites to company operated sites.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales) to a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues). Same store merchandise sales for the three months ended March 31, 2024 was adjusted to gross it up for the sales that would have been recorded had CrossAmerica not changed models.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended March 31,
	2024	2023
Net loss	$(17,540)	$(979)
Interest expense	10,541	12,012
Income tax benefit	(5,797)	(1,662)
Depreciation, amortization and accretion expense	18,721	19,820
EBITDA	5,925	29,191
Equity-based employee and director compensation expense	205	561
Loss on dispositions and lease terminations, net (a)	16,806	1,767
Acquisition-related costs (b)	632	219
Adjusted EBITDA	23,568	31,738
Cash interest expense	(10,058)	(10,163)
Sustaining capital expenditures (c)	(1,642)	(2,049)
Current income tax expense (d)	(137)	(394)
Distributable Cash Flow	$11,731	$19,132
Distributions paid on common units	19,941	19,918
Distribution Coverage Ratio (a)	0.59x	0.96x

(a) During the three months ended March 31, 2024, CrossAmerica recorded a $15.9 million loss on lease terminations with Applegreen, including a $1.4 million non-cash write-off of deferred rent income.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Excludes income tax incurred on the sale of sites.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.